Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Nova LifeStyle, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	1,310,000	$1.05005	$1,375,565.5	0.00015310	$210.60
Fees previously Paid				—	—	—	—	—
	Total Offering Amounts				$1.05005	$1,375,565.5	0.00015310	$210.60
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$210.60

(1) Represents the shares of common stock, $0.001 par value per share (the “common stock”), of Nova LifeStyle, Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on November 11, 2024, as reported on The Nasdaq Capital Market.